FORM 3                    U.S. SECURITIES AND EXCHANGE
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
           1935 or Section 20(f) of the Investment Company Act of 1949

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person

McDade, Herbert H., Jr.
--------------------------------------------------------------------------------
    (Last)                      (First)                   (Middle)

660 White Plains Road, Suite 400
--------------------------------------------------------------------------------
                                  (Street)

Tarrytown                    NY                      10501
--------------------------------------------------------------------------------
    (City)                     (State)                 (Zip Code)

--------------------------------------------------------------------------------
2.  Date of Event          4.  Issuer Name and Ticker or Trading Symbol
Requiring Statement
(Month/Day/Year)           Discovery Laboratories, Inc. ("Discovery")

11/25/97                   DSCO

--------------------------------------------------------------------------------
                           5.  Relationship of Reporting Person to Issuer
3.  IRS or Social                                   (Check all applicable)
Security Number of
Reporting Person            |X|  Director                |_|  10% Owner
(Voluntary)
                            |_|  Officer (give title     |_|  Other (specify
                                               below)

--------------------------------------------------------------------------------
6.  If Amendment, Date of
Original (Month/Day/Year)

___________________________

--------------------------------------------------------------------------------

Table I - Non- Derivative Securities Beneficially Owned


----------------------------------------------------------------------------------------------------------------------------
1.  Title of Security  2.  Amount of Securities  3.  Ownership Form:              4.  Nature of Indirect Beneficial
     (Instr. 4)             Beneficially Owned        Direct (D) or Indirect (I)       Ownership (Instr. 5)
                            (Instr. 4)                (Instr. 5)


----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

    Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


------------------------------------------------------------------------------------------------------------------------------------
1.  Title of Derivative Security  2.  Date Exercisable and      3.  Title and Amount of        4.  Conversion  5.  Ownership form of
     (Instr. 4)                   Expiration Date (Month/Day/   Securities Underlying          or Exercise     Derivative Security:
                                  Year)                         Derivative Security            Price of        Direct (D) or
                                                                (Instr. 4)                     Derivative      Indirect (I)  (Instr.
                                                                                               Security        5)

                                  ------------------------------------------------------------
                                  Date          Expir           Title             Amount or
                                  Exerci        -ation                            Number of
                                  -sable        Date                               Shares
------------------------------------------------------------------------------------------------------------------------------------
Non-Statutory Stock Options       1/1/97        1/1/2007        Common Stock     3,891         $0.60           D
------------------------------------------------------------------------------------------------------------------------------------
Non-Statutory Stock Options       1/1/96        1/1/2006        Common Stock     9,728         $0.30           D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1.  Title of Derivative Security  6.  Nature of Indirect Beneficial Ownership
     (Instr. 4)                   (Instr. 5)








--------------------------------------------------------------------------------
Non-Statutory Stock Options
--------------------------------------------------------------------------------
Non-Statutory Stock Options
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


        /s/ Herbert H. McDade, Jr.             December 5, 1997
      --------------------------------               Date
      ** Signature of Reporting Person

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


                                   Page 2 of 2